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FOR IMMEDIATE RELEASE

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W. Alan McCollough Elected to Goodyear Board

AKRON, Ohio, April 10, 2007 – W. Alan McCollough, former chairman and chief executive officer of Circuit City Stores Inc., has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“Alan McCollough is a respected business leader who led a turnaround at Circuit City,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “His retail experience and marketing knowledge will be of significant value to our board of directors.”

McCollough was elected chairman, president and chief executive officer of Circuit City in 2002 and served in that capacity until 2005. He remained chairman and chief executive officer until his retirement in 2006.

He led the consumer electronic retailer as president and chief executive officer from 2000 to 2002 and served as president and chief operating officer from 1997 to 2000.

McCollough joined Circuit City in 1987 as general manager of corporate operations. He was named assistant vice president in 1989, president of central operations in 1991 and senior vice president of merchandising in 1994. Before joining Circuit City, McCollough worked 12 years at Milliken & Company, where he held various positions including director of marketing.

McCollough, 57, holds a Bachelor of Science degree from Missouri Valley College and a Master of Business Administration degree from Southern Illinois University. He is a director of La-Z-Boy Inc. and VF Corporation.

The election of McCollough brings the size of Goodyear’s board to 12 members.

Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide. For more information about Goodyear go to www.goodyear.com/corporate.

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